JOHN HANCOCK INVESTMENT TRUST II

on behalf of John Hancock Financial Industries Fund

AMENDMENT TO SUB-ADVISORY AGREEMENT

AMENDMENT made as of the 25th day of June, 2014 to the Sub-Advisory Agreement dated December 31, 2005, as amended (the “Agreement”), among John Hancock Advisers, LLC, a Delaware limited liability company, John Hancock Asset Management a division of Manulife Asset Management (US) LLC (formerly, Sovereign Asset Management, LLC), a Delaware limited liability company, and each of the investment companies that is a signatory to the Agreement, including John Hancock Investment Trust II.  In consideration of the mutual covenants contained herein, the parties agree as follows:

1.

CHANGE IN APPENDIX A

Appendix A of the Agreement, which relates to Section 3 of the Agreement, “COMPENSATION OF SUB-ADVISER,” is hereby amended to reflect the fee schedule for John Hancock Financial Industries Fund and any contrary fee schedule information is hereby superseded:

SUB-ADVISORY FEE SCHEDULES

The Sub-adviser shall serve as an investment subadviser for each Fund of the Trust listed below.  The Adviser will pay the Sub-adviser, as full compensation for all services provided under this Agreement with respect to each Fund, the fee computed separately for such Fund at an annual rate as set forth in the chart below (the “Sub-adviser Fee”).

The term Aggregate Net Assets in the chart below includes the net assets of a Fund of the Trust managed by the Sub-Adviser.  It also includes with respect to certain Funds as indicated in the chart the net assets of one or more other portfolios, but in each case only for the period during which the Sub-adviser for the Fund also serves as the subadviser for the other portfolio(s) and only with respect to the net assets of such other portfolio(s) that are managed by the Sub-adviser.

For purposes of determining Aggregate Net Assets and calculating the Sub-adviser Fee, the net assets of the Fund and each other fund of the Trust are determined as of the close of business on the previous business day of the Trust, and the net assets of each portfolio of each other fund are determined as of the close of business on the previous business day of that fund.

A Sub-adviser Fee based on Aggregate Net Assets for a Fund shall be based on the applicable annual fee rate for the Fund which for each day shall be equal to (i) the sum of the amounts determined by applying the annual percentage rates in the table to the applicable portions of Aggregate Net Assets divided by (ii) Aggregate Net Assets (the “Applicable Annual Fee Rate”).  The Sub-adviser Fee for each Fund shall be accrued for each calendar day, and the sum of the daily fee accruals shall be paid monthly to the Sub-adviser within 30 calendar days of the end of each month.  The daily fee accruals for Sub-adviser Fees based on Aggregate Net Assets will be computed by multiplying the fraction of one over the number of calendar days in the year by the Applicable Annual Fee Rate, and multiplying this product by the net assets of the Fund.  The Adviser shall provide the Sub-adviser with such information as the Sub-adviser may reasonably request supporting the calculation of the fees paid to it hereunder.  Fees shall be paid either by wire transfer or check, as directed by the Sub-adviser.

If, with respect to any Fund, this Agreement becomes effective or terminates, or if the manner of determining the Applicable Annual Fee Rate changes, before the end of any month, the fee (if any) for the period from the effective date to the end of such month or from the beginning of such month to the date of termination or from the beginning of such month to the date of such change, as the case may be, shall be prorated according to the proportion which such period bears to the full month in which such effectiveness or termination or change occurs.

JOHN HANCOCK INVESTMENT TRUST II

Trust Portfolio	Aggregate Net Assets Include the Net Assets of the following Funds in addition to the Trust Portfolio	Advisory Fee For Trust Portfolio
John Hancock Financial Industries Fund	John Hancock Financial Services Trust, a portfolio series of John Hancock Variable Insurance Trust

0.XX% -- First $250 million of Aggregate Net Assets

0.XX% -- Next $250 million of Aggregate Net Assets

0.XX% -- Next $500 million of Aggregate Net Assets

0.XX% -- Excess over $1 billion of Aggregate Net Assets

2.

EFFECTIVE DATE

This Amendment shall become effective as of the date first mentioned above.

3.

DEFINED TERMS

Unless otherwise defined herein, capitalized terms used herein have the meanings specified in or pursuant to the Agreement.

4.

OTHER TERMS OF THE AGREEMENT

Except as specifically amended hereby, all of the terms and conditions of the Agreement shall continue to be in full force and effect and shall be binding upon the parties in accordance with their respective terms.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed under seal by their duly authorized officers as of the date first mentioned above.

JOHN HANCOCK ADVISERS, LLC

By:

/s/ Leo Zerilli

Leo Zerilli

Senior Vice President and Chief Investment Officer

JOHN HANCOCK ASSET MANAGEMENT A DIVISION OF
MANULIFE ASSET MANAGEMENT (US) LLC

By:

/s/ Diane R. Landers

Name: Diane R. Landers

Title:  Vice President and Chief Administrative Officer

JOHN HANCOCK INVESTMENT TRUST II, on behalf of
John Hancock Financial Industries Fund

By:

/s/ Andrew G. Arnott

Name: Andrew G. Arnott

Title:   President